Exhibit (a)(13)

For Immediate Release	Media Contact:	Investor Contact:
October 13, 2010	Lori Gorski	Patrick Flanigan
	(617) 768-9344	(617) 768-6563
Lori.gorski@genzyme.com
Genzyme Announces Upcoming Analyst and Investor Events
CAMBRIDGE, Mass. — Genzyme Corporation (NASDAQ: GENZ) today announced details for three Analyst and Investor events that are planned for the month of October.
October 14: Alemtuzumab/MS Data Conference Call and WebEx
A conference call and WebEx have been scheduled for Thursday, October 14, at 12:30 p.m. EST, to review the five-year patient follow-up data from Genzyme’s completed Phase 2 multiple sclerosis (MS) trial. This data will be first presented at the 26th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in Gothenburg, Sweden. To participate in the call, please dial 312-470-7406 and refer to pass code “Genzyme.” Instructions for the WebEx can be found on the investor events section of www.genzyme.com. Replays of the call will be available by dialing 402-998-1620 until October 22 at 11:59pm EST.
October 20: Third-Quarter 2010 Earnings Announcement
On Wednesday, October 20, Genzyme will report its financial results for the third quarter of 2010, followed by a conference call at 11 a.m. EST. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 203-369-3645. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on October 27, 2010.
October 22: Analyst and Investor Meeting
Genzyme’s board and management are initiating a program to communicate with shareholders regarding the company’s value and the Sanofi-Aventis tender offer. On October 22, Genzyme will hold an Analyst and Investor meeting in New York to provide a financial outlook, including 2011 guidance, an update on its progress in executing its shareholder value plan, and other pertinent information. The meeting will be Webcast on the investor events section of www.genzyme.com. Following this event, Genzyme’s management will begin a series of meetings with shareholders.
About Genzyme
One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and immune disease. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.
Important Information
Genzyme has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Genzyme shareholders are advised to read the company’s Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Shareholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Genzyme in connection with the tender offer by Sanofi-Aventis, free of charge at the SEC’s website at http://www.sec.gov. In addition, investors and security holders can obtain free copies of these documents from Genzyme by directing a request to Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department.
Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.